Exhibit 2.2

Sixth AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This amendment (this “Amendment”), dated as of September 11, 2023, by and between Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), and Next.e.GO Mobile SE, a European company incorporated in Germany (the “Company”), to that certain Business Combination Agreement, dated as of July 28, 2022, by and among SPAC, the Company, Next.e.GO B.V., a Dutch private limited liability company, and Time is Now Merger Sub, Inc., a Delaware corporation, as amended by that certain First Amendment to Business Combination Agreement, dated as of September 29, 2022, that certain Second Amendment to Business Combination Agreement, dated as of June 29, 2023, that certain Third Amendment to Business Combination Agreement, dated as of July 18, 2023, that certain Fourth Amendment to the Business Combination Agreement, dated as of August 25, 2023, and that certain Fifth Amendment to the Business Combination Agreement, dated as of September 8, 2023 (the “Agreement”). SPAC and the Company are collectively referred to herein as the “Amending Parties” and each individually as an “Amending Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Agreement.

RECITALS

WHEREAS, Section 12.10 of the Agreement provides that, prior to the Closing, the Agreement may be amended or modified upon a written agreement executed by SPAC and the Company; and

WHEREAS, the undersigned Amending Parties wish to amend the Agreement to reflect certain revisions as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereby agree as follows:

1.  The Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Stock Exchange” to read as follows:

“’Stock Exchange’ means the New York Stock Exchange or Nasdaq.”

(b) Section 6.09(c) of the Agreement is hereby amended and restated to read as follows:

“(c) Since its initial public offering, except as set forth in Section 6.09(c) of SPAC Disclosure Schedules, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the SPAC’s knowledge, threatened against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the New York Stock Exchange. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.”

(c)  Section 8.04 of the Agreement is hereby amended and restated to read as follows:

“Section 8.04 De-Listing. Prior to the Closing, SPAC shall cooperate with TopCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list SPAC’s Class A Shares from the New York Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.”

2.  Upon the execution and delivery hereof, the Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. Further, except as specifically waived hereby, the Agreement shall continue in full force and effect as written.

3.  The terms of Article XII (Miscellaneous) of the Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be duly executed as of the date set forth above.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to Sixth Amendment to Business Combination Agreement]

NEXT.E.GO MOBILE SE

By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Sixth Amendment to Business Combination Agreement]

4